SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                                    --------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                                 --------------

                               TRENWICK GROUP LTD.
             (Exact name of registrant as specified in its charter)

           Bermuda                                         98-0232340
 -------------------------------------------------------------------------------
 (State or other jurisdiction of                       (I.R.S. Employer
  Incorporation or Organization)                  Employer Identification No.)

        Continental Building
        25 Church Street
        Hamilton HM 12 Bermuda                               Not applicable
 -------------------------------------------------------------------------------
(Address of Principal Executive Offices)                       (Zip Code)

                              ---------------------

                                 COLEMAN D. ROSS
               EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                               TRENWICK GROUP LTD.
                              CONTINENTAL BUILDING
                                25 CHURCH STREET
                                 HAMILTON HM 12
                                     BERMUDA
                                 (441) 292-3339
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                               ------------------

         Trenwick Group Ltd. Non-Employee Director Equity Incentive Plan
                Trenwick Group Ltd. Employee Share Purchase Plan

                           (Full titles of the plans)



                               ------------------

                         CALCULATION OF REGISTRATION FEE
  ==============================================================================
                                      Proposed     Proposed
      Title of           Amount       Maximum      Maximum
     Securities           to be       Offering     Aggregate       Amount of
       to be           Registered      price       Offering        Registration
     Registered          (1) (2)     per share(3)  Price (3)       Fee
  -------------------- -----------   ------------  -----------    --------------


  Common Shares, par     400,000      $19.675      $7,870,000       $1,967.50
  value $0.10 per
  share (including the
  associated rights)(4)
  ==============================================================================

  (1) Represents 100,000 common shares issuable under the Trenwick Group Ltd. 2001 Non-Employee Director Equity Incentive Plan and 300,000 common shares issuable under the Trenwick Group Ltd. Employee Share Purchase Plan.
  (2) This Registration Statement shall also cover any additional common shares that become issuable under the Trenwick Group Ltd. 2001 Non-Employee Director Equity Incentive Plan and Trenwick Group Ltd. Employee Share Purchase Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the Registrant'outstanding common shares.
   (3) Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based upon the average of the high and low prices of the common shares reported on the New York Stock Exchange on May 7, 2001.
  (4) Includes associated rights to purchase one one-hundredths of a share of Trenwick Series A First Preference Shares. Until the occurrence of certain prescribed events, such rights are not exercisable. Such rights are evidenced by the certificates representing Trenwick common shares and will be transferred only with such shares.
  ------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information, registrant information and employee plan annual information) will be sent or given to employees and participants as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, which have heretofore been filed by Trenwick Group Ltd. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1933 (the "Securities Act"), as amended and the Securities Exchange Act of 1934 (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

         (b) The description of the Company's capital stock contained in the Company's Registration Statement on Form S-4 (File No. 333-44290), including any amendments or reports filed for the purpose of updating such description.

         (c) The description of the Company's Series A First Preference Share Rights contained in the Company's Registration Statement on Form 8-A (File No. 1-16089), including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Pursuant to the provisions of the Companies Act 1981 of Bermuda, the Company has adopted provisions in its Bye-Laws which require it to indemnify its directors and officers in certain circumstances and specifically to indemnify its directors and officers against all amounts actually and reasonably incurred to the Company or its shareholders by reason of a breach of duty to the Company, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe that the conduct was unlawful, and except for any claim, issue or matter as to which such person shall have been finally adjudged to be liable for willful negligence, willful default, fraud or dishonesty in the performance of the duty to the Company.

         The Company also maintains insurance on its directors and officers, which covers liabilities under the federal securities laws.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         4.1         Specimen Stock Certificate (incorporated by reference from
                     Exhibit 4.2 to the Company's Registration Statement on Form S-4 (File No. 333-44290).

         5.1 Opinion of Appleby Spurling & Kempe as to the legality of the securities offered.

         23.1        Consent of Appleby Spurling & Kempe (included in Exhibit
                     5.1).

         23.2        Consent of PricewaterhouseCoopers LLP.

         23.3        Consent of Deloitte & Touche.

         23.4        Consent of KMPG Peat Marwick.

         24.1 Power of Attorney (included on page 6 of this Registration Statement).

         99.1 Trenwick Group Ltd. 2001 Non-Employee Director Equity Incentive Plan.

         99.2        Trenwick Group Ltd. Employee Share Purchase Plan.

Item 9.  Undertakings.

         The Company hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Country of Bermuda, on the 11th day of May, 2001.


                                           TRENWICK GROUP LTD.



                                           By:  /s/ James F. Billett, Jr.
                                           ------------------------------
                                           James F. Billett, Jr.
                                           Chairman of the Board, President and
                                           Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Trenwick Group Ltd. whose signature follows constitutes and appoints each of James F. Billett, Jr. and Coleman D. Ross as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises to all intents and purposes and as fully as such person might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated.


         Signature                                              Date
         ---------                                              ----

/s/ James F. Billett, Jr.                                          May 11, 2001
-----------------------------
James F. Billett, Jr.
Chairman of the Board, President and
Chief Executive Officer
(Principal Executive Officer)


/s/ Coleman D. Ross                                                May 11, 2001
-----------------------------
Coleman D. Ross
Executive Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)


/s/ W. Marston Becker                                              May 11, 2001
-----------------------------
W. Marston Becker
Director


/s/ Anthony S. Brown                                               May 11, 2001
-----------------------------
Anthony S. Brown
Director


/s/ Richard E. Cole                                                May 11, 2001
-----------------------------
Richard E. Cole
Director


/s/ Robert M. DeMichele                                            May 11, 2001
-----------------------------
Robert M. DeMichele
Director

/s/ Robert V. Deutsch                                              May 11, 2001
-----------------------------
Robert V. Deutsch
Director


/s/ Neil Dunn                                                      May 11, 2001
-----------------------------
Neil Dunn
Director


/s/ Clement S. Dwyer, Jr.                                          May 11, 2001
-----------------------------
Clement S. Dwyer, Jr.
Director


/s/ Frank E. Grzelecki                                             May 11, 2001
-----------------------------
Frank E. Grzelecki
Director


/s/ P. Anthony Jacobs                                              May 11, 2001
-----------------------------
P. Anthony Jacobs
Director


/s/ Peter J. Rackley                                               May 11, 2001
-----------------------------
Peter J. Rackley
Director


/s/ Joseph D. Sargent                                              May 11, 2001
-----------------------------
Joseph D. Sargent
Director


/s/ Frederick D. Watkins                                           May 11, 2001
-----------------------------
Frederick D. Watkins
Director


/s/ Stephen R. Wilcox                                              May 11, 2001
-----------------------------
Stephen R. Wilcox
Director

                                  EXHIBIT INDEX


Exhibit
  No.
-------

4.1      Specimen Stock Certificate (incorporated by reference from
         Exhibit 4.2 to the Company's Registration Statement on Form S-4 (File No. 333-44290).

5.1 Opinion of Appleby Spurling & Kempe as to the legality of the securities offered.

23.1     Consent of Appleby Spurling & Kempe (included in Exhibit 5.1).

23.2     Consent of PricewaterhouseCoopers LLP.

23.3     Consent of Deloitte & Touche.

23.4     Consent of KMPG Peat Marwick.

24.1     Power of Attorney (included on page 6 of this Registration Statement).

99.1     Trenwick Group Ltd. 2001 Non-Employee Director Equity Incentive Plan.

99.2     Trenwick Group Ltd. Employee Share Purchase Plan.

                                                                   Exhibit 5.1
                                                                   May 11, 2001

Trenwick Group Ltd.
Continental Building
25 Church Street
Hamilton HM 12
Bermuda

Dear Sirs:

Re:      Trenwick Group Ltd. (the "Company") - SEC Registration Statement

You have asked us to render this opinion in our capacity as your counsel as to Bermuda law in connection with the registration under the Securities Act of 1933, as amended, of the United States of America (the "Securities Act"), by Trenwick Group Ltd., a company organized under the laws of Bermuda (the "Company") of a Registration Statement on Form S-8 and related documents (the "Registration Statement") in relation to 100,000 common shares, par value $.10 per share and 300,000 common shares, par value $.10 per share (the "Shares"), and the associated Common Share Purchase Rights (the "Rights") issuable by the Company under the 2001 Trenwick Group Ltd. Non-Employee Director Incentive Plan and the Trenwick Group Ltd. Employee Share Purchase Plan (together, the "Plans"), respectively.

For the purposes of this opinion we have examined and relied upon the documents listed in the Schedule to this opinion (the "Documents").

Assumptions

In stating our opinion we have assumed:

(a) The authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies.

(b)      The genuineness of all signatures on the Documents.

(c) The authority, capacity and power of each of the persons signing the Documents which we have reviewed (other than the Directors or Officers of the Company).

(d) That any factual statements made in any of the Documents are true, accurate and complete.

(e) That the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered.

(f) That the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered.

Opinion

         Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1) The Company is an exempted company validly organised and existing and in good standing under the laws of Bermuda.

(2) All necessary corporate action required to be taken by the Company in connection with the issue by the Company of the Shares pursuant to Bermuda law has been taken by or on behalf of the Company, and all necessary approvals of Governmental authorities in Bermuda have been duly obtained for the issue by the Company of the Shares.

(3) When issued pursuant to the Resolutions and delivered against payment therefor in the circumstances referred to or summarised in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

(4) There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof in respect of the issue of the Shares.

Reservations

We have the following reservations:

(a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b) In paragraph (1) above, the term "good standing" means only that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton Bermuda which confirms that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

(c) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(d) Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

         (i) details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded; or

         (ii) details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded.

(e) In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(f) In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(g) As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon the Secretary's Certificate, and have assumed without independent inquiry the accuracy of the representations contained therein.

(h) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

Disclosure

         This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Validity of Common Stock" in the prospectus included as part of the Registration Statement.

         This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

         This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.


Yours faithfully,

/s/ Appleby Spurling & Kempe
------------------------------
    Appleby Spurling & Kempe

                                    SCHEDULE

1. Certified copy of the Minutes of the Meeting of the Shareholders of the Company held on 11 May 2001 (the "Resolutions").

2. Certified copies of the Memorandum of Association and Bye-Laws of the Company (collectively referred to as the "Constitutional Documents").

3. A copy of the registration statement on Form S-8 of the Company relating to the Shares and the associated Rights to be filed with the SEC (the "Registration Statement").

4. A copy of the Proxy Statement dated 10 April 2001 (the "Proxy Statement") of the Company as filed with the Securities and Exchange Commission, Washington, D.C. (the "SEC").

5. A copy of the 2001 Trenwick Group Ltd. Non-Employee Director Equity Incentive Plan.

6.       A copy of the Trenwick Group Ltd. Employee Share Purchase Plan.

7. A copy of the permission dated 11 May 2001, given by the Bermuda Monetary Authority under the Exchange Control Act 1972 and related regulations for the issue of the Shares.

8. The entries and filings shown in respect of the Company on the file of the Company maintained in the Registrar of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 11 May 2001 (the "Company Search").

9. The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 11 May 2001 in respect of the Company (the "Litigation Search").

10. A Certificate of Compliance dated, 11 May 2001 issued by the Ministry of Finance in respect of the Company.

11. A copy of the Trenwick Group Ltd. Secretary's Certificate dated 2 May 2001 (the "Secretary's Certificate").

12.      A copy of the Supplemental Listing Application dated 11 May 2001.

                                                                  Exhibit 23.2

                   [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Trenwick Group Ltd. of our report dated February 7, 2001 relating to the consolidated financial statements of Trenwick Group Ltd., which appears in Trenwick Group Ltd.'s 2000 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated February 7, 2001 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP
-------------------------------
    PricewaterhouseCoopers LLP


    New York, New York
    May 11, 2001

                                                                   Exhibit 23.3


                        [LETTERHEAD OF DELOITTE & TOUCHE]


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Trenwick Group Ltd. on Form S-8 of our report dated November 10, 2000 relating to the consolidated balance sheet of LaSalle Re Holdings Limited and subsidiaries (the predecessor of Trenwick Group Ltd.) as of December 31, 1999 and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows fro the period from October 1, 1999 to December 31, 1999 and for the year ended September 30, 1999 and all related schedules, which report is included in the Annual Report on Form 10-K of Trenwick Group Ltd.



/s/ Deloitte & Touche
-----------------------
DELOITTE & TOUCHE
Chartered Accountants


Hamilton, Bermuda
May 11, 2001

                                                                   Exhibit 23.4


                              [LETTERHEAD OF KPMG]

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Trenwick Group Ltd.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Trenwick Group Ltd. of our report dated October 26, 1998, except as to Note 10, which is as of July 13, 2000, relating to consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows of LaSalle Re holdings Limited for the year ended September 30, 1998, which report appears in the Form 10-K for the year ended December 31, 2000 of Trenwick Group Ltd.

/s/ KPMG
----------------
KPMG
Chartered Accountants


Hamilton, Bermuda
May 11, 2001